Name	Jurisdiction of Incorporation

Chanticleer Holdings Australia Pty, Ltd	Australia

Crown Restaurants Kft.	Hungary

Chanticleer Holdings, Ltd.	Jersey

Chanticleer South Africa (Pty) Ltd.	South Africa

Hooters CapeTown (Pty) Ltd.	South Africa

Hooters Emperors Palace (Pty) Ltd.	South Africa

Hooters SA (Pty) Ltd.	South Africa

Hooters Umhlanga (Pty) Ltd.	South Africa

Pulse Time (Pty) Ltd.	South Africa

Tundraspex (Pty) Ltd.	South Africa

DineOut SA Ltd.	United Kingdom

West End Wings, Ltd.	United Kingdom

American Roadside Burgers, Inc.	United States – Delaware

Avenel Financial Services, L.L.C.	United States – Nevada

Avenel Ventures, L.L.C.	United States – Nevada

Chanticleer Advisors, L.L.C.	United States – Nevada

Chanticleer Investment Partners, L.L.C	United States – North Carolina

JF Franchising Systems, L.L.C.	United States – North Carolina

JF Restaurants, L.L.C.	United States – North Carolina

Jantzen Beach Wings, L.L.C.	United States – Oregon

Oregon Owl’s Nest, L.L.C.	United States – Oregon

Dallas Spoon Beverage, L.L.C.	United States – Texas

Dallas Spoon, L.L.C.	United States – Texas

Tacoma Wings, L.L.C.	United States - Washington